Exhibit 10.3
AMENDMENT NO. 1 TO THE
AMENDED AND RESTATED
STEWART ENTERPRISES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     This Amendment No. 1 to the Amended and Restated Stewart Enterprises, Inc. Supplemental Executive Retirement Plan is effective as of January 26, 2009.
     WHEREAS, the Compensation Committee of the Board of Directors of Stewart Enterprises, Inc. (the “Company”) wishes to amend the Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) to add a participant and to provide certain vested benefits to G. Kenneth Stephens, Jr., in the event that the Company discontinues the Plan prior to his reaching age 55.
     NOW THEREFORE, the Plan is hereby amended as follows:
 I
     Kenneth G. Myers is hereby added as a Class B Participant in the Plan.
II
     Section 5 of Article 7 of the Plan entitled “Amendment and Discontinuance” shall be amended to read as follows:
     Any Participant who is not a Vested Participant as of the date when the Plan is discontinued or his or her participation in the Plan is ended shall receive no benefit under the Plan. Notwithstanding the foregoing, in the event of a discontinuance of the Plan at a time that G. Kenneth Stephens, Jr. is an unvested Participant in the Plan, he shall be vested in a benefit of 10% of his Final Average Pay if such discontinuance occurs at age 48, with pro rata increases for each full two-week period in a partial year of age to 20% of Final Average Pay at age 55, and continuing with pro rata increases to 40% of Final Average Pay at his Normal Retirement Date.
     Executed in Jefferson, Louisiana, this 6th day of March, 2009.

WITNESSES:	STEWART ENTERPRISES, INC.

/S/ THOMAS M. KITCHEN	By:	/S/ THOMAS J. CRAWFORD
Thomas J. Crawford
President and
/S/ LISA T. WINNINGKOFF		Chief Executive Officer